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                                                                    EXHIBIT 99.5

OSI PHARMACEUTICALS ADVANCES DIABETES PROGRAM; GLYCOGEN PHOSPHORYLASE INHIBITOR CANDIDATE PSN357 ADVANCES TO PHASE I CLINICAL TRIAL

      MELVILLE, N.Y.--(BUSINESS WIRE)--July 21, 2005--OSI Pharmaceuticals (Nasdaq: OSIP) announced today that it has initiated a Phase I clinical study of PSN357. Discovered by (OSI) Prosidion, OSI's diabetes and obesity team, PSN357 is a glycogen phosphorylase inhibitor (GPI), which is designed to rapidly lower blood glucose levels by preventing glycogen breakdown to glucose in the liver. PSN357 is the first clinical candidate to emerge from the Company's discovery research efforts in diabetes.

      "The science behind our research efforts is focused on the development of next-generation small molecule compounds designed to develop safer, more effective and innovative products for the treatment of metabolic diseases, particularly type 2 diabetes and obesity," stated Anker Lundemose, M.D., Ph.D., President of (OSI) Prosidion. "We believe PSN357's ability in pre-clinical studies to inhibit glycogen phosphorylase and reduce blood glucose levels may ultimately offer a competitive therapeutic option for diabetes patients."

      This single-center, open-label Phase I study is scheduled to enroll up to 112 healthy volunteers. The study is a combined single and multiple dose escalation program that is designed to determine the safety and tolerability of PSN357. Study results will assist in facilitating design of a Phase II "proof-of-concept" clinical program in diabetes patients. The study is expected to last approximately three to six months.

BACKGROUND

      The inappropriate over-production of glucose by the liver as a result of glycogen breakdown is a contributor to the hyperglycemia in type 2 diabetes. As the rate of glycogenolysis is regulated by glycogen phosphorylase (GP), inhibition of this key enzyme may constitute a therapeutic option for the treatment of type 2 diabetes. Pre-clinical data presented at the 2005 American Diabetes Association's Annual Scientific Session showed that PSN357 inhibits GP and reduces blood glucose levels in animal models with diabetes following acute and chronic dosing. An increase in liver glycogen was also seen in the study, however heart and skeletal muscle glycogen showed no changes from controls. In addition, a 9-day study in mice showed once daily oral administration of PSN357 maintained anti-hyperglycemic efficacy throughout the period. Other endpoints observed in the study were a 57 percent increase in liver glycogen and no changes in muscle glycogen or in levels of plasma insulin or alanine aminotransferase.

ABOUT OSI PHARMACEUTICALS

      OSI Pharmaceuticals is committed to "shaping medicines and changing lives" by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for cancer and diabetes patients worldwide. The Company operates through two business teams, (OSI) Oncology and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care. (OSI) Prosidion is committed to the generation of novel, targeted

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therapies for the treatment of type 2 diabetes and obesity. OSI's flagship product, Tarceva(R) (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the U.S. and with Roche throughout the rest of the world.

      (OSI) Prosidion is the diabetes and obesity business team within OSI Pharmaceuticals dedicated to the discovery and development of novel drugs for the treatment of type 2 diabetes and obesity. (OSI) Prosidion's lead compound, PSN9301, is a Dipeptidyl Peptidase IV (DPIV) inhibitor currently in Phase II clinical trials. Two product candidates, both glucokinase activators, are scheduled to enter Phase I clinical trials in 2005. (OSI) Prosidion owns or has licensing rights to a portfolio of DPIV medical use patents with claims covering DPIV as a target for anti-diabetes therapy and the use of combinations of DPIV inhibitors with other anti-diabetes drugs such as metformin. A number of non-exclusive licenses to the patent estate have been granted to major pharmaceutical companies. (OSI) Prosidion operates through OSI's wholly-owned subsidiary, Prosidion Limited, in Oxford, UK.

      This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI's and its collaborators' abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

CONTACT: OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
SOURCE: OSI Pharmaceuticals